Contact:	News Release
John Byczkowski, FHLB Cincinnati	FOR IMMEDIATE RELEASE
513.852.7085 (office) or 513.382.7615 (cell)	April 23, 2019

FHLB CINCINNATI ANNOUNCES FIRST QUARTER 2019 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the first quarter ended March 31, 2019. The FHLB expects to file its first quarter 2019 Form 10-Q with the Securities and Exchange Commission on or about May 9, 2019.
The FHLB is a AA+ rated wholesale cooperative bank owned by 647 member financial institutions. The FHLB supports housing finance and community development by lending to a diverse membership base including commercial banks, thrifts, credit unions, insurance companies and community development financial institutions in Kentucky, Ohio and Tennessee. It annually sets aside a portion of its profits for grants supporting affordable housing, and since 1990 has awarded more than $710 million in subsidies towards the creation of nearly 89,700 units of affordable housing.

Operating Results and Profitability

▪	For the first quarter, net income was $73 million and return on average equity (ROE) was 5.59 percent. This compares to net income of $83 million and ROE of 6.23 percent for the same period of 2018.

▪	The lower net income and ROE resulted mostly from higher non-interest losses due to decreases in the fair values of certain derivatives and other financial instruments carried at fair value.
Dividend

▪	The FHLB paid its stockholders a cash dividend on March 21, 2019 at a 6.00 percent annualized rate, which is 3.31 percentage points above the first quarter average 3-month LIBOR.
Housing and Community Investment

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The FHLB's net income for the first quarter of 2019 resulted in an accrual of $8 million to the Affordable Housing Program (AHP) pool of funds available to members. These funds assist members in serving very low-, low-, and moderate-income households and community economic development.

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In addition to the required AHP assessment, the FHLB continued its two voluntary housing programs in 2019. These programs provide grants to cover accessibility rehabilitation and emergency repairs for special needs and elderly homeowners, and for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District.

Balance Sheet Highlights

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During the first three months of 2019, the FHLB fulfilled its mission by providing readily available and competitively priced wholesale funding to its member financial institutions as well as providing access to the secondary mortgage market through the Mortgage Purchase Program.

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Mission Asset Activity – comprising major activities with members including Advances, Letters of Credit, and the Mortgage Purchase Program – was $79.3 billion at March 31, 2019, a decrease of $0.8 billion (one percent) from year-end 2018.

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The balance of investments at March 31, 2019 was $37.6 billion, an increase of $3.9 billion (12 percent) from year-end 2018. The increase in investments was driven by higher liquidity investments. In the first quarter of 2019, the FHLB purchased U.S. Treasury Obligations as part of its plan to manage a new liquidity requirement that became effective on March 31, 2019. The investments balance at the end of the first quarter included $15.8 billion of mortgage-backed securities and $21.8 billion of other investments, which were mostly short-term instruments held for liquidity.

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The FHLB exceeded all minimum regulatory capital and liquidity requirements. On March 31, 2019, GAAP capital was $5.1 billion, a decrease of five percent from year-end 2018, which primarily resulted from the repurchase of excess capital stock. The GAAP and regulatory capital-to-assets ratios were 4.91 percent and 4.95 percent, respectively, at March 31, 2019. Retained earnings grew one percent in the first three months of 2019 to end the quarter at $1.0 billion.

About the FHLB

The FHLB provides members access to products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the global capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	March 31, 2019	December 31, 2018	Percent Change (2)
Total assets	$103,378	$99,203	4%
Advances (principal)	54,878	54,872	—
Mortgage loans held for portfolio (principal)	10,290	10,272	—
Total investments	37,550	33,614	12
Consolidated Obligations	96,336	92,603	4
Mandatorily redeemable capital stock	23	23	1
Capital stock	4,059	4,320	(6)
Total retained earnings	1,031	1,023	1
Total capital	5,077	5,330	(5)
Regulatory capital (1)	5,113	5,366	(5)

Capital-to-assets ratio (GAAP)	4.91%	5.37%
Capital-to-assets ratio (Regulatory) (1)	4.95	5.41

OPERATING RESULTS

	Three Months Ended March 31,
	2019	2018	Percent Change (2)
Total interest income	$701	$524	34%
Total interest expense	579	406	42
Net interest income	122	118	4
Non-interest income (loss)	(18)	(4)	NM
Non-interest expense	23	22	1
Affordable Housing Program assessments	8	9	(12)
Net income	$73	$83	(12)

Return on average equity	5.59%	6.23%
Return on average assets	0.28	0.30
Net interest margin	0.47	0.44
Annualized dividend rate	6.00	5.75
Average 3-month LIBOR	2.69	1.93

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)
Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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